Exhibit 3.1

AMENDMENT NO. 3

TO THE

BY-LAWS

OF

THE QUIGLEY CORPORATION

DATED DECEMBER 16, 2008

The By-laws are hereby amended as follows:

That ARTICLE V of the By-laws is hereby deleted in its entirety and replaced with the following:

ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Section 1. Indemnification.  The corporation shall indemnify and hold harmless, to the fullest extent authorized by the corporation statutes of the State of Nevada, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection  with such action, suit or proceeding if such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that, except as provided in Section 3 of this Article V with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which such indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.  The right to indemnification conferred by this Section 1 shall vest at the time an individual becomes an indemnitee.

Section 2. Right to Advancement of Expenses.  The right to indemnification conferred in Section 1 of this Article V shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the corporation statutes of the State of Nevada requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators.

Section 3. Right of Indemnitee to Bring Suit.  If a claim under Section 1 or 2 of this Article V is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the corporation statutes of the State of Nevada. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the corporation statutes of the State of Nevada, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to indemnification, or to such advancement of expenses, under this Article V or otherwise shall be on the corporation.

Section 4. Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Articles of Incorporation, Bylaws, agreement, vote of stockholders, or disinterested directors or otherwise.

Section 5. Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the corporation statutes of the State of Nevada.

Section 6. Indemnification of Employees and Agents of the Corporation.  The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

Section 7. Amendment or Modification. This section may be altered or amended at any time as provided in these Bylaws, but no such amendment shall have the effect of diminishing the rights of any person who is or was an officer or director as to any acts or omissions taken or omitted to be taken prior to the effective date of such amendment.